Exhibit 99.1

FOR IMMEDIATE RELEASE OCTOBER 16, 2007	N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

CONTACTS:

ANDREW MCCALMONT STAR PROGRAM MANAGER (405) 879-7852	THOMAS S. PRICE, JR. SENIOR VICE PRESIDENT – CORPORATE DEVELOPMENT (405) 879-9257

CHESAPEAKE ENERGY JOINS ENVIRONMENTAL PROTECTION

AGENCY’S NATURAL GAS STAR PROGRAM

OKLAHOMA CITY, OKLAHOMA (OCTOBER 16, 2007) – Chesapeake Energy Corporation (NYSE:CHK) has joined the Environmental Protection Agency’s (EPA) Natural Gas STAR Program, a voluntary initiative encouraging oil and natural gas companies to work with the government and each other to reduce methane emissions by adopting environmentally sound technologies and techniques.

Aubrey K. McClendon, Chesapeake’s Chairman and CEO, commented, “We have recognized for a number of years the importance of adopting environmentally sound practices and technologies throughout our operations. We have already adopted many of the practices promoted by the EPA’s Natural Gas STAR program. Chesapeake’s participation broadens our efforts to make sure we are doing everything we can to reduce emissions and operate in a responsible way when it comes to the environment. We are pleased to partner with the EPA and our energy industry colleagues to help ensure our industry is a leader in conducting business in an environmentally sound fashion.”

Chesapeake has appointed Andrew McCalmont, a petroleum engineer with 25 years in the energy industry, to head the company-wide program as it relates to introducing and managing the EPA Natural Gas STAR program throughout Chesapeake’s 16-state operation. “As the nation’s largest independent producer of clean-burning natural gas, we felt the program needed management focus and attention to ensure its success across our vast operations. The appointment of Andrew gives our company a very capable leader who can execute our methane emissions reduction initiatives and monitor progress,” McClendon said.

McCalmont commented, “The EPA’s Natural Gas STAR Program complements Chesapeake's commitment to a clean environment.  The program is an ideal avenue to share existing technologies and best practices across the company’s production and midstream operations.  We intend to be an active participant in this program and look forward to reporting and sharing our successes and best practices with industry partners.  We also anticipate achieving further efficiencies from the experiences of companies already involved in the program. We are confident our continued emphasis on adopting environmentally responsible practices and technologies across our operations will have a positive impact on our financial and operational performance.”

Suzie Waltzer, Natural Gas Star Program Coordinator for the EPA in Washington D.C., said, “We are pleased to welcome Chesapeake to our Natural Gas STAR program. As an active explorer and the largest independent producer of natural gas in the United States, Chesapeake’s participation in our Natural Gas STAR Program will provide new information and data to support our mutual environmental goals.”

More information on the program can be found at www.epa.gov/gasstar.

Chesapeake Energy Corporation is the largest independent producer and third-largest overall producer of natural gas in the United States. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Fort Worth Barnett Shale, Fayetteville Shale, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.